UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF
 THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2007

ENTERTAINMENT DISTRIBUTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-15761	98-0085742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 8th Avenue, 23rd Floor
New York, New York 10019
(Address of Principal
Executive Offices)

(212) 333-8400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Effective November 5, 2007, the Board of Directors (the “Board”) of Entertainment Distribution Company, Inc. (the “Company”) appointed Robert Chapman, Jr. as a Class II Director to fill the vacant seat previously held by John J. Hurley.  Initially, Mr. Chapman will not be a member of any committee of the Board.  Mr. Chapman will be entitled to the same compensation as the other non-officer directors on the Board.  There are no transactions in which Mr. Chapman has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Chapman’s appointment, the Company, Mr. Chapman, Chap-Cap Activist Partners Master Fund, Ltd. and Chap-Cap Partners II Master Fund, Ltd. (collectively, the “Funds”) and Chapman Capital L.L.C. (“Chapman Capital” and together with Mr. Chapman and the Funds, the “Stockholders”) entered into a stockholders agreement dated November 5, 2007 (the “Stockholders Agreement”).  The Stockholders Agreement provides for Mr. Chapman’s appointment to the Board and obligates the Company to nominate Mr. Chapman (or another designee selected in accordance with the Stockholders Agreement, the “Chapman Designee”), recommend the Chapman Designee for election to the Board and solicit proxies in his favor, in each case, until the termination date of the Stockholders Agreement.  Upon the termination of the Stockholders Agreement, the Chapman Designee shall resign from the Board.

In addition, until the termination date of the Stockholders Agreement, the Stockholders will vote (a) in favor of director nominees recommended by the Board, (b) in accordance with the recommendation of the Board on certain stockholder proposals and (c) in their discretion with respect to all other proposals.

The Stockholders Agreement also provides that until the termination date of the Stockholders Agreement, the Stockholders will not, among other things, (a) solicit proxies or submit any proposal for consideration at any meeting of the stockholders of the Company, (b) engage in, or form or participate in a group which proposes to take, any of the activities prohibited by paragraphs (a) through (j) of Item 4 of Schedule 13D promulgated by the Securities and Exchange Commission (the “Commission”), provided that the Stockholders shall not be restricted from buying or selling the Company’s voting securities as long as the aggregate beneficial ownership of the Stockholders (1) does not exceed 20% of the total outstanding voting securities of the Company and (2) is not less than 5% of the total outstanding voting securities of the Company (a “Schedule 13D Transaction”).

The Stockholders Agreement will terminate upon the earliest to occur of one of the following: (a) the date of the annual stockholder meeting of the Company to be held during 2009, (b) if there is no longer a Chapman Designee on the Board; (c) the first date on which (i) a Stockholder engages in any of the activities prohibited by the Stockholders Agreement (following a three business day cure period), (ii) a Stockholder engages in a Schedule 13D Transaction, or (iii) the filing of certain amendments to the Schedule 13D previously filed by certain of the Stockholders; (d) if the Stockholders own less than 5% of the total outstanding voting securities of the Company or own more than 20% of the total outstanding voting securities of the Company; or (e) the first date on which (i) the Company is no longer required to file periodic reports with the Commission pursuant to the requirements of Sections 13 or 15 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or (ii) any person or group of related persons (within the meaning of Section 13(d)(3) of the Exchange Act) shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares representing more than 50% of the aggregate ordinary voting power represented by the Company’s issued and outstanding voting stock; provided that in the case of the termination events described in clauses (c), (d) and (e) above, termination shall occur only after an affirmative determination by the Board.

This description of the Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Stockholders Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

A copy of the press release announcing Mr. Chapman’s appointment to the Board is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits.

10.1
Stockholders Agreement dated November 5, 2007 among Entertainment Distribution Company, Inc., Robert Chapman, Jr., Chap-Cap Activist Partners Master Fund, Ltd., Chap-Cap Partners II Master Fund, Ltd. and Chapman Capital L.L.C.

99.1	Company News Release dated November 6, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT DISTRIBUTION COMPANY, INC.

Date: November 6, 2007	By:	/s/ Jordan M. Copland
Jordan M. Copland
Interim Chief Executive Officer and Chief Financial Officer